Vanguard Equity Income Fund
                     Investment Advisory Agreement Addendum

                             Effective July 1, 2006

This Addendum amends certain sections of the Investment Advisory Agreement dated January 1, 2000, between Vanguard Fenway Funds (the "Trust"), on behalf of Vanguard Equity Income Fund (the "Fund"), and Wellington Management Company, LLP ("Wellington," or the "Advisor") as follows:

A. AMENDMENT TO SECTION 2 (DUTIES OF ADVISOR)

The following sentence shall be added to the end of Section 2 of the Agreement:

The Advisor is prohibited from consulting with other advisors of the Fund concerning transactions for the Fund in securities or other assets.

B. AMENDMENT TO SECTION 4 (COMPENSATION OF ADVISOR)

The following shall replace the first paragraph Section 4 of the Agreement in its entirety:

4. COMPENSATION OF ADVISOR. For the services to be rendered by the Advisor as provided in this Agreement, the Fund shall pay to the Advisor at the end of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the Wellington Portfolio's average daily net assets for the quarter:

C. MISCELLANEOUS

Except as specifically amended hereby, all of the terms and conditions of the Investment Advisory Agreement are unaffected and shall continue to be in full force and effect and shall be binding upon the parties in accordance with its terms. In particular, and notwithstanding Section B of this Amendment, the performance adjustment will continue to be applied to an asset-base that is calculated using the average month-end net assets over the applicable performance period.


WELLINGTON MANAGEMENT COMPANY, LLP           VANGUARD FENWAY FUNDS



/s/ Jonathan M. Payson   10/11/06             /s/ John J. Brennan
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Signature                Date                 Signature               Date


Jonathan M. Payson                           John J. Brennan
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Print Name                                   Print Name